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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

AMENDMENT TO CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2005

DIVIDEND CAPITAL TRUST INC.
(Exact name of small business issuer as specified in its charter)

Maryland	000-50724	82-0538520
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 17th Street, Suite 1700
Denver, CO 80202
(Address of principal executive offices)

(303) 228-2200
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Acquisition or Disposition of Assets

Purchase of Technicolor II Distribution Facility, Shelby 4 Distribution Facility and Shelby 5 Distribution Facility

        On December 29, 2004, we filed a Form 8-K with regard to our entry into a purchase agreement dated December 23, 2004 (the "Agreement") to acquire seven bulk distribution and warehouse facilities comprising approximately 3.6 million square feet located in Memphis, Tennessee.

        On February 4, 2005, we filed a Form 8-K with regard to the acquisition pursuant to the Agreement of the Technicolor II distribution facility ("Technicolor II") and indicated that we would file financial statements relating to this acquisition by an amendment to the Form 8-K within 75 days of the date of acquisition. On February 23, 2005, we filed an amendment to the aforementioned Form 8-K with regard to the acquisition pursuant to the Agreement of the Shelby 4 distribution facility ("Shelby 4"). In the amendment to the Form 8-K, we indicated that we acquired Shelby 4 using net proceeds from our public offering. However, Shelby 4 was in fact acquired using net proceeds from our public offering and the assumption of debt.

        Pursuant to the Agreement, on March 7, 2005, we acquired a fee interest in a distribution facility ("Shelby 5") comprising 500,000 square feet located in Memphis, Tennessee. The total estimated cost of Shelby 5 is approximately $18.2 million (which includes an acquisition fee of $179,400 that is payable to Dividend Capital Advisors LLC, our advisor), which was paid from net proceeds from our public offering and the assumption of debt.

        Shelby 5 was acquired from the following unaffiliated third parties: Van Valkenburgh-Shelby 5, LLC and Dr. Charles Kessinger and J&C Investments, LLC. The purchase price was determined through negotiations between the sellers and our advisor. The total cost of this acquisition may increase by additional costs which have not yet been finally determined. We expect any additional costs to be immaterial.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.
March 10, 2005	By:	/s/ EVAN H. ZUCKER Evan H. Zucker Chief Executive Officer

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  Item 2.01 Acquisition or Disposition of Assets
SIGNATURES